On October 30, 2016, a Form Type 485(b) (Accession No. 0001105446-15-000086)
was filed with the Securities and Exchange Commission to amend the registration statement of Calvert Responsible Index Series, Inc. This amendment registered new classes of shares of two new funds the Calvert U.S. Mid Cap Core Responsible Index Fund and the Calvert Developed Markets ex-U.S. Responsible Index Fund. Class A, Class C, Class I and Class Y shares were registered for each Fund.